CURTISS-WRIGHT ELECTRO-MECHANICAL CORPORATION
SAVINGS PLAN
As Amended and Restated effective January 1, 2010

THIRD INSTRUMENT OF AMENDMENT

Recitals:

1.

Curtiss-Wright Corporation (the “Company”) has heretofore adopted the Curtiss-Wright Electro-Mechanical Corporation Savings Plan (the “Plan”) and has caused the Plan to be amended and restated in its entirety effective as of January 1, 2010.

2.	Subsequent to the most recent amendment and restatement of the Plan, the Company has decided to amend the Plan for the following reasons:

	a.	To provide for an increase in the rate of Employer Match Contributions:

(i)

Effective August 19, 2012, for collectively bargained Employees who are eligible to participate in the Plan and who are (A) hired or rehired by, or transferred to, an Employer during the period beginning on August 19, 2012, and ending on December 31, 2013, (B) not employed by the Employer’s Benshaw business unit, and (C) not active Participants in the EMD Component of the Curtiss-Wright Corporation Retirement Plan (the “EMD Component”) while eligible to participate in the Plan;

(ii)

Effective December 1, 2012, for noncollectively bargained Employees who are eligible to participate in the Plan and who are (A) hired or rehired by, or transferred to, an Employer during the period beginning on December 1, 2012, and ending on December 31, 2013, (B) not employed by the Employer’s Benshaw business unit, and (C) not active Participants in the EMD Component while eligible to participate in the Plan; and

(iii)

Effective January 1, 2014, for collectively bargained and noncollectively bargained Employees who are eligible to participate in the Plan and who are (A) hired or rehired by, or transferred to, an Employer on or after January 1, 2014, (B) not employed by the Employer’s Benshaw business unit, and (C) ineligible to become active Participants in the EMD Component.

b.

To clarify that Employer Match Contributions shall first be made with respect to Participant Pre-Tax Contributions that are not Roth Contributions, then with respect to Participant Pre-Tax Contributions that are Roth Contributions, and then with respect to Participant After-Tax Contributions.

c.

To specify effective September 1, 2012, that the Administrative Committee may authorize an eligible investment advice arrangement for Participants who choose to enroll therein, the fees for which may be charged against each such Participant’s Plan Accounts.

3.	Such amendments are consistent with applicable collective bargaining agreements.

4.

Article XII.1 of the Plan permits the Company, acting by written resolution of its Board of Directors (the “Board”) or a duly authorized delegate of the Board, to amend the Plan at any time and from time to time.

5.	Article XIV.2.b of the Plan authorizes the Administrative Committee under the Plan to adopt certain Plan amendments on behalf of the Company.

6.	The Plan amendments described herein shall be subject to approval by the Board.

Amendment to the Plan:

1.	Effective August 19, 2012, Article III.2 is amended in its entirety to read as follows:

	2.	Employer Match Contributions.

For each dollar a Participant contributes to the Plan as either a Pre-Tax Contribution or an After-Tax Contribution during a payroll period, his Employer shall contribute into the Participant’s Employer Match Contribution Account, as soon as practicable after the end of such payroll period, the following applicable amount:

a.

Effective August 19, 2012, for Employees who are eligible to participate in the Plan and who are (1) hired or rehired by, or transferred to, an Employer during the period beginning on August 19, 2012, and ending on December 31, 2013, (2) employed in a unit represented by a labor organization or other representative which is recognized by an Employer as the representative of such unit for the purpose of collective bargaining and has entered into a written agreement with an Employer providing for participation in the Plan by the Employees in such unit (a “Collective Bargaining Unit”), (3) not employed by the Employer’s Benshaw business unit, and (4) not active Participants in the EMD Component of the Curtiss-Wright Corporation Retirement Plan (the “EMD Component”) while eligible to participate in the Plan, the “applicable amount” is $1.00, subject to a maximum Employer Match Contribution of 6% of the Participant’s Compensation for that month.

b.

Effective December 1, 2012, for Employees who are eligible to participate in the Plan and who are (1) hired or rehired by, or transferred to, an Employer during the period beginning on December 1, 2012, and ending on December 31, 2013, (2) not included in a Collective Bargaining Unit, (3) not employed by the Employer’s

Benshaw business unit, and (4) not active Participants in the EMD Component while eligible to participate in the Plan, the “applicable amount” is $1.00, subject to a maximum Employer Match Contribution of 6% of the Participant’s Compensation for that month.

c.

Effective January 1, 2014, for Employees (whether or not included in a Collective Bargaining Unit) who are eligible to participate in the Plan and who are (1) hired or rehired by, or transferred to, an Employer on or after January 1, 2014, (2) not employed by the Employer’s Benshaw business unit, and (3) ineligible to become active Participants in the EMD Component, the “applicable amount” is $1.00, subject to a maximum Employer Match Contribution of 6% of the Participant’s Compensation for that month.

d.

For all Employees who are eligible to participate in the Plan other than those described in paragraphs 2.a, 2.b, or 2.c above, the “applicable amount” is $0.50, subject to a maximum Employer Match Contribution of 3% of the Participant’s Compensation for that month.

Employer Match Contributions shall first be made with respect to Participant Pre-Tax Contributions that are not Roth Contributions, then with respect to Participant Pre-Tax Contributions that are Roth Contributions, and then with respect to Participant After-Tax Contributions.

No Employer Match Contributions shall be made with respect to Catch-Up Contributions made by a Participant in accordance with Article III.1.b or Roth Catch-Up Contributions made by a Participant in accordance with Article III.1.e.

2.	Effective September 1, 2012, Article IV.9 is added to read as follows:

9.

The Administrative Committee may authorize that the Plan provide Participants with an eligible investment advice arrangement, within the meaning of and in accordance with section 408(g) of ERISA and section 4975(f)(8) of the Code, the fees for which may be charged against the Accounts of each Participant who elects to enroll in such arrangement.

Except to the extent amended by this Instrument of Amendment, the Plan shall remain in full force and effect.

IN WITNESS WHEREOF, this amendment has been executed on this ____ day of __________________, 2012.

Curtiss-Wright Corporation Administrative Committee

By:

Date: